Exhibit 10.3
CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is made and entered into effective as of [________], 2026 (the “Effective Date”) by and between Fox Factory Holding Corp., a Delaware corporation (the “Company”), and [_______] (the “Employee”).

WHEREAS, the Company considers the continued availability of the Employee’s services to be in the best interest of the Company and its stockholders, and desires to reduce (a) the potential distraction of the Employee occasioned by the possibility of a Change in Control, and (b) the likelihood that the Employee would seek other employment following the announcement of a Change in Control and if such announced transaction were not consummated, the Company would be seriously harmed.

[WHEREAS, the Company and the Employee have previously entered into an employment agreement dated [_________] (the “Employment Agreement”) which shall remain in full force and effect;]

NOW, THEREFORE, in consideration of these promises, the parties agree that the following shall constitute the agreement between the Company and the Employee:

1.     Definitions. Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary:

1.01    “Administrator” shall mean the Board or its delegate.

1.02     “Assumed Awards” means Covered PSUs that are assumed by the surviving entity, continued by the continuing entity, or equitably converted or substituted in connection with the Change in Control in a manner approved by the Board or the Compensation Committee of the Board. Covered PSUs that were outstanding immediately prior to a Change in Control Termination that occurs before the Change in Control shall be treated as Assumed Awards for purposes of Section 3.02(b).

1.03     “Board” shall mean the Board of Directors of the Company.

1.04     “Cause” shall mean Employee shall have committed: (i) an intentional act of fraud, embezzlement or theft in connection with Employee’s duties or in the course of Employee’s employment with the Company; (ii) intentional wrongful disclosure of secret processes or confidential information of the Company; (iii) an act or omission resulting in conviction of a criminal offense (other than minor traffic offenses); or (iv) intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause under this Agreement unless and until there has been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board of Directors (the “Board”) of the Company then in office at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Employee had committed an act set forth above and specifying the particulars thereof in detail. Nothing in this Agreement shall limit Employee’s right or the right of Employee’s beneficiaries to contest the validity or propriety of any such determination.

1.05    “Change in Control” has the meaning set forth in Section 2.10 of the Company’s 2022 Omnibus Plan.

1.06     “Change in Control Termination” shall mean a termination of employment of the Employee during the Protected Period for which a Notice of Termination has been provided to the other party where such termination results from (a) termination by the Company or a party effecting a Change in Control of the Company other than for Employee’s death, Employee’s Permanent Disability or for Cause, or (b) the Employee resigns with Good Reason.

1.07    “COBRA” shall mean Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code.

1.08    “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.09     “Covered PSUs” means all performance share unit awards granted to the Employee under the Company’s 2022 Omnibus Plan (as may be amended from time to time, or any successor equity incentive plan) that are outstanding immediately prior to the Change in Control or, in the case of a Change in Control Termination that occurs before the Change in Control, that were outstanding immediately prior to the Employee’s Date of Termination.

1.10    “Date of Termination” shall mean the date, as the case may be, for the following events: (a) if the Employee’s employment is terminated by death, the date of death; (b) if the Employee’s employment is terminated due to a Permanent Disability, thirty (30) days after the Notice of Termination is given (provided that the Employee shall not have returned to the performance of his or her duties on a full-time basis during such period); (c) if the Employee’s employment is terminated pursuant to a termination for Cause, the date specified in the Notice of Termination; (d) if the Employee’s employment is terminated in a Change in Control Termination, the date specified in the Notice of Termination; and (e) if the Employee’s employment is terminated for any other reason, fifteen (15) days after delivery of the Notice of Termination unless otherwise agreed by the Employee and the Company.

1.11     “Disability” shall mean that Employee has become permanently disabled within the meaning of, and begin actually to receive disability benefits pursuant to, the long-term disability plan in effect immediately prior to the date of this Agreement for key employees of the Company.

1.12      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.13     “Good Reason” shall mean the occurrence of any of the following, without the Employee’s express written consent, within a Protected Period: (i) a material reduction in the nature or scope of the responsibilities or duties attached to the position or positions with the Company which Employee held as of the Measurement Date, a material reduction in the aggregate of Employee’s base salary and incentive pay opportunity to which (s)he was entitled as of the Measurement Date or the termination of Employee’s rights to any material employee benefits to which (s)he was entitled as of the Measurement Date or a material reduction in scope or value thereof; or (ii) the Company or its successor shall relocate its principal executive offices, or Employee is required to have Employee’s principal assigned location of work changed, to any location which shall be in excess of fifty (50) miles from the location thereof as of the Measurement Date or Employee is required to travel away from Employee’s office in the course of discharging Employee’s responsibilities or duties significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of Employee as of the Measurement Date; provided, that Good Reason shall not exist unless and until Employee provides the Company or a successor with written notice of the act(s) alleged to constitute Good Reason within thirty (30) calendar days of the occurrence of such act(s) and describing such act(s) in reasonably sufficient detail to allow the Company or a successor to cure the act(s), and the Company or a successor fails to cure such act(s) within thirty (30) calendar days of receipt of such notice. Further, Employee must then exercise Employee’s right to terminate Employee’s employment for Good Reason within sixty (60) calendar days thereafter, in order for the termination to be for Good Reason. For purposes of this Section 1.13, the “Measurement Date” means whichever of the following dates results in the treatment most favorable to Employee, determined separately for each condition described in clauses (i) and (ii): (A) immediately prior to Employee’s entering into this Agreement, (B) immediately prior to the commencement of the Protected Period, or (C) immediately prior to the Change in Control (to the extent the Change in Control has occurred).

1.14      “Notice of Termination” shall mean a written notice that indicates the Date of Termination and the basis for termination, including in the case of resignation for Good Reason, the particular facts and circumstances asserted as giving rise to Good Reason.

1.15      “Permanent Disability” shall mean if, as a result of the Employee’s Disability, the Employee shall have been absent from his or her duties with the Company on a full-time basis for a total of six (6) months of any consecutive eight (8) month period.

1.16      “Protected Period” shall mean a period (a) commencing upon the earlier of (i) execution by the Company of a definitive agreement, the consummation of which would constitute a Change in Control (and such Change in Control contemplated by the definitive agreement does in fact occur) or (ii) ninety (90) days prior to a Change in Control, and (b) ending twenty-four (24) months after such Change in Control.

1.17    “Separation from Service” means the date upon which the Employee dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.  To the greatest extent permissible consistent with Section 409A, a Separation from Service shall include any termination of the employee-employer relationship between the Employee and the Company for any reason, voluntary or involuntary, with or without Cause, including, without limitation, a termination by reason of resignation (whether for Good Reason or otherwise), discharge (with or without Cause), Permanent Disability, death or retirement.

1.18    “Target Acceleration Value” means, with respect to any Covered PSU or group of Covered PSUs, the product of (A) the total number of shares of the Company’s common stock that would be issuable upon achievement of all applicable performance goals at the target level of performance, multiplied by (B) the per-share consideration paid to holders of the Company’s common stock in connection with the Change in Control (and, with respect to any non-cash component of such consideration, the fair market value thereof as of the closing of the Change in Control).

2.    Term.  This Agreement shall terminate if (a) the Agreement is mutually terminated by the parties, (b) the Company delivers written notice of termination to the Employee, in which case this Agreement shall terminate one hundred twenty (120) days after the date such notice is delivered, or (c) Employee’s employment is terminated in a manner that does not constitute a Change in Control Termination. Notwithstanding the foregoing, this Agreement shall not terminate and the Company shall not be entitled to deliver such notice of termination while the Company is party to a definitive agreement, the consummation of which would constitute a Change in Control, and if a Change in Control occurs before the effective date of any termination under clause (b), this Agreement shall remain in effect through the end of the Protected Period.

3.     Compensation Upon Change in Control Termination.

3.01      Change in Control Termination Payments.  If there is a Change in Control Termination, then, subject to Section 3.03 and provided that the Employee executes and does not revoke the release of claims and separation agreement attached hereto as Exhibit A (the “Release”) and provided such Release becomes effective (without having been revoked) by the 60th day following Employee’s Separation from Service or such earlier date required by the release (such effectiveness deadline, the “Release Deadline”), the Employee shall receive the following payments.  No payments will be paid until the Release becomes effective.  If the Release does not become effective and irrevocable by the Release Deadline, Employee will forfeit any rights to severance or benefits under this Agreement. Employee's entitlement to payments and benefits under this Section 3.01 is in lieu of any base salary severance and any Company-paid or Company-subsidized health care continuation that might otherwise be payable under the Employment Agreement; provided that any pro rata performance bonus for the fiscal year of termination payable under the Employment Agreement shall remain payable in accordance with its terms.

(a)    An amount equal to two-hundred percent (200%) of the Employee’s annual base salary.  For purposes of this clause, base salary shall be defined as the greater of (x) the Employee’s base salary at the time of the Change in Control or (y) the Employee’s base salary at the time of the Change in Control Termination.  Such cash payment shall be payable in a single sum on the later of (i) sixtieth (60th) day following the Employee’s Separation from Service or (ii) the date of the Change in Control, provided if such sixty (60) day period spans two calendar years the Employee shall not have the right to designate the calendar year of payment.

(b)       An amount equal to the greater of (x) two-hundred percent (200%) of the Employee’s full target bonus pursuant to any incentive or bonus plan for the last full fiscal year of the Company preceding the Change in Control Termination, or (y) two-hundred percent (200%) of the Employee’s full target bonus pursuant to any incentive or bonus plan for the full fiscal year of the Company in which the Change in Control Termination occurs. Such cash payment shall be payable in a single sum on the later of (i) sixtieth (60th) day following the Employee’s Separation from Service or (ii) the date of the Change in Control, provided if such sixty (60) day period spans two calendar years the Employee shall not have the right to designate the calendar year of payment.

(c)    If the Employee properly elects COBRA continuation coverage under the Company’s group health plan (and his/her spouse and dependents, if any, covered by the Company's group medical plan on the Employee’s Date of Termination), the Company will directly pay or, at its election, reimburse the Employee the monthly group health plan COBRA premium for not more than the level of coverage that Employee (and the Employee’s spouse and dependents, if any, covered by the Company's group medical plan on his/her Date of Termination) currently enjoys until the earlier of (i) the end of the month during which the Employee’s (and the Employee’s spouse and dependents, if any) COBRA period ends, or (ii) twenty-four (24) consecutive months following the Date of Termination. If such COBRA period ends before the end of such twenty-four (24) month period for any reason other than the Employee’s eligibility for group health coverage through a subsequent employer, the Company will pay the Employee, on the first regular payroll date of each month for the remainder of such twenty-four (24) month period, a taxable cash payment in an amount equal to, and not to exceed, the monthly COBRA premium paid or reimbursed by the Company under this Section 3.01(c) for the last month of such COBRA period, less applicable withholding (such premium payments and cash payments, together, “COBRA Payments”). The Employee shall promptly notify the Company upon becoming eligible for group health coverage through a subsequent employer.

3.02     Change in Control Treatment of Performance Share Units.

(a)    Non-Assumed Awards. Upon the occurrence of a Change in Control, if any Covered PSUs are not Assumed Awards, the Company (or its successor) shall pay the Employee a cash amount equal to the excess, if any, of (x) the Target Acceleration Value attributable to such non-assumed Covered PSUs, over (y) the aggregate amount of cash, securities, or other consideration paid, payable, or that the Employee has the right to receive in respect of such non-assumed Covered PSUs in connection with, as a result of, or following the Change in Control (valued, in the case of non-cash consideration, at its fair market value as of the date of receipt by the Employee). Such cash payment shall be payable in a single sum within sixty (60) days following the date of the Change in Control. For the avoidance of doubt, payments under this Section 3.02(a) shall not be conditioned upon a Change in Control Termination or upon the Employee’s execution of the Release described in Section 3.01.

(b)    Assumed Awards. If there is a Change in Control Termination, and provided that the Employee executes and does not revoke the Release by the Release Deadline, the Company (or its successor) shall pay the Employee a cash amount equal to the excess, if any, of (x) the Target Acceleration Value attributable to the Assumed Awards, over (y) the aggregate amount of cash, securities, or other consideration paid, payable, or that the Employee has the right to receive in respect of such Assumed Awards in connection with, as a result of, or following the Change in Control or, if earlier, the Employee’s Date of Termination (valued, in the case of non-cash consideration, at its fair market value as of the date of receipt by the Employee). Such cash payment shall be payable in a single sum on the later of (1) the sixtieth (60th) day following the Employee’s Separation from Service or (2) the date of the Change in Control, provided if such sixty (60) day period spans two calendar years the Employee shall not have the right to designate the calendar year of payment.

(c)    Coordination with Omnibus Plan. To the extent the Company’s 2022 Omnibus Plan (as may be amended from time to time, or any successor equity incentive plan) provides for treatment of Covered PSUs upon a Change in Control that is equal to or more favorable than the treatment provided under this Section 3.02, this Section 3.02 shall not apply with respect to such Covered PSUs. For the avoidance of doubt, this Section 3.02 is intended solely to provide a separate contractual cash payment under this Agreement and shall not amend, modify, waive or override any provision of the 2022 Omnibus Plan or any Covered PSU award agreement, shall not require the issuance of any shares or other equity securities, and shall not increase the number of shares reserved or available under the 2022 Omnibus Plan.

3.03     Federal Excise Tax Under Section 4999 of the Code.

(a)     Excess Parachute Payments.   Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit Employee would receive pursuant to this Agreement or otherwise (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and, but for this Section 3.03(a), would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then the aggregate amount of the Payments will be either (i) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax or (ii) the entire Payments, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Employee’s receipt, on an after-tax basis, of the greatest amount of the Payments.

Any reduction in the Payments required by this Section will be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Employee.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Employee’s equity awards.  If two or more equity awards are granted on the same date, the accelerated vesting of each award will be reduced on a pro-rata basis.

(b)    Determination by Tax Firm.   The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations.  If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section.  The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section.  The Company and Employee shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination.  The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Employee as soon as practicable following its engagement.  Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and Employee absent manifest error.

4.    Limitation on Rights.

4.01     No Employment Contract.  This Agreement shall not be deemed to create a contract of employment between the Company and the Employee and shall not create any right in the Employee to continue in the Company’s employment for any specific period of time.  This Agreement shall not restrict the right of the Company to terminate the employment of Employee for any reason, or no reason at all, or restrict the right of the Employee to terminate his or her employment.

4.02     No Other Exclusions.  This Agreement shall not be construed to exclude the Employee from participation in any other compensation or benefit programs in which he or she is specifically eligible to participate either prior to or following the Effective Date of this Agreement, or any such programs that generally are available to other employees of the Company.

5.      No Mitigation.  The Employee shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any cash payments or benefits provided under this Agreement be reduced by any compensation or benefits earned by the Employee after his or her Date of Termination.

6.      Tax Matters.

6.01    Tax Withholding.   All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

6.02    Section 409A. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto, “Section 409A”) so as not to subject the Employee to payment of any additional tax, penalty or interest imposed under Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Employee.  However, the Company does not guarantee any particular tax effect for income provided to the Employee pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Employee, the Company shall not be responsible for the payment of any taxes, penalties, interest, costs, fees, including attorneys’ fees or accountants’ fees, or other liability incurred by the Employee in connection with compensation paid or provided to the Employee pursuant to this Agreement.  Notwithstanding anything else contained herein to the contrary, nothing in this Agreement is intended to constitute, nor does it constitute, tax advice, and in all cases, the Employee should obtain and rely solely on the tax advice provided by the Employee’s own independent tax advisors (and not the Company, any of the Company’s affiliates, or any officer, employee or agent of the Company or any of its affiliates). Any right to a series of installment payments pursuant to this Agreement (including, without limitation, the installment payments in Section 3.01(c) hereof) is to be treated as a right to a series of separate payments. To the extent permitted under Code Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Code Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Code Section 409A or the Treasury Regulations and other guidance promulgated thereunder. To the extent that any payments or reimbursements provided to the Employee under this Agreement are deemed to constitute compensation to the Employee to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the calendar year in which the expense was incurred by the Employee. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

7.     Miscellaneous.

7.01     Administration.  The Administrator shall administer this Agreement and the benefits provided for herein.
7.02      Assignment and Binding Effect. No right or interest to or in this Agreement, or any payment or benefit to the Employee under this Agreement shall be assignable by the Employee except by will or the laws of descent and distribution.  No right, benefit or interest of the Employee hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process or assignment by operation of law.  Any attempt, voluntarily or involuntarily, to effect any action specified in the immediately preceding sentences shall, to the full extent permitted by law, be null, void and of no effect; provided, however, that this provision shall not preclude the Employee from designating one or more beneficiaries as set forth on Exhibit B hereto to receive any amount that may be payable to the Employee under this Agreement after his or her death and shall not preclude the legal representatives of the Employee’s estate from assigning any right hereunder to the person or persons entitled thereto under his or her will, or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his or her estate.  However, this Agreement shall be assigned by the Company to and be binding upon and inure to the benefit of any successor of the Company (whether its assets or its business), and any successor shall be deemed substituted for the Company upon the terms and subject to the conditions hereof.

7.03    No Waiver.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

7.04     Rules of Construction.

(a)    This Agreement has been executed in and shall be governed by and construed in accordance with the laws of the State of Georgia without regard to the principles of conflict of laws.

(b)     Captions contained in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation with respect to this Agreement.

(c)     If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto will not be materially or adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

7.05    Notices.  Any notice required or permitted by this Agreement shall be in writing, delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service (regularly providing proof of delivery) or by facsimile or telecopy, addressed to the Board and the Company and, if other than the Board, the Administrator, at the Company’s then principal office, or to the Employee at the address set forth in the records of the Company, as the case may be, or to such other address or addresses the Company or the Employee may from time to time specify in writing.  Notices shall be deemed given:  (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; and (iv) upon receipt of a confirmed transmission, if sent by telecopy or facsimile transmission.

7.06     Modification.  This Agreement may be modified only by an instrument in writing signed by the Employee and an authorized representative of the Company.

7.07    Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Employee concerning the subject matter hereof, and supersedes all other agreements, whether written or oral, with respect to such subject matter. This is an integrated agreement.  For the avoidance of doubt, this Agreement does not supersede any employment agreement, retention agreement or confidentiality, non-solicitation, non-competition or similar agreements.

7.08     Counterparts.  This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Copies of such signed counterparts may be used in lieu of the originals for any purpose.

7.09    Good Faith Determinations.  No member of the Board shall be liable, with respect to this Agreement, for any act, whether of commission or omission, taken by any other member of the Board or by any officer, agent, or employee of the Company, nor, excepting circumstances involving his or her own bad faith, for anything done or omitted to be done by himself or herself.  The Company shall indemnify and hold harmless each member of the Board from and against any liability or expense hereunder, except in the case of such member’s own bad faith.
7.10     Arbitration.  Any controversy arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of or relating in any way to the subject matter contained herein, shall be submitted to final and binding arbitration.  Any arbitration hereunder shall be in Hall County, Georgia before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association.  Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.  The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the subject matter contained herein.  The parties further agree that in any proceeding to enforce the terms of this Agreement, the nonprevailing party shall pay (1) the prevailing party’s reasonable attorneys’ fees and costs incurred in connection with resolution of the dispute in addition to any other relief granted, and (2) all costs of the arbitration, including, but not limited to, the arbitrator’s fees, court reporter fees, and any and all other administrative costs of the arbitration, and that the nonprevailing party promptly shall reimburse the prevailing party for any portion of such costs previously paid by the prevailing party.  The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost.
[Remainder of page intentionally left blank; signature page follows]

In witness whereof, the parties have executed and delivered this Agreement as of the date first written above.

FOX FACTORY HOLDING CORP.	EMPLOYEE

By:
Name:	Name:

Title:

Date:	Date:

[Signature Page to Change in Control Agreement]

EXHIBIT A

RELEASE OF CLAIMS AND SEPARATION AGREEMENT

This Release of Claims and Separation Agreement (the “Release”) is made by and between Fox Factory Holding Corp., a Delaware corporation (the “Company”), and                 (“Employee”). The Employee and the Company may be referred to herein as the “Parties.”

WHEREAS, if there is a Change in Control Termination, as defined in and subject to the terms and conditions of the Employee’s Change in Control Agreement, dated [__________], 2026 (the “CIC Agreement”), including the requirement to execute and not revoke this Release, Employee shall receive the severance payments set forth in the CIC Agreement.

NOW, THEREFORE, in consideration of the mutual promises and benefits set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Separation Payments and Benefits.  In consideration for Employee signing and not revoking this Release and complying with Employee’s obligations under the CIC Agreement and obligations hereunder, the Company will provide the severance payments and benefits to Employee as provided in the CIC Agreement.

2.    Release and Covenant Not To Sue. In exchange for the payments set forth in the CIC Agreement, Employee, on behalf of Employee and Employee’s heirs, administrators, executors, and assigns, forever releases the Company and its subsidiaries and each of the Company’s and its subsidiaries’ successors, assigns, predecessors, affiliates, divisions, directors, officers, shareholders, employees, representatives, agents, counsel, and insurers, and any persons acting with them (collectively “Releasees”) from, and covenants not to bring suit or otherwise institute legal proceedings against any of them arising in whole or in part from, all claims that Employee now has or may have or that Employee may hereafter have of any nature whatsoever, that arose out of or are related to any matter occurring prior to the execution date, be they common law or statutory, legal or equitable, in contract or tort, including but not limited to claims arising out of the CIC Agreement, the Employee’s employment with the Company, and including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. §2000e, et seq.); the Civil Rights Act of 1991; the Civil Rights Acts of 1866 or 1871 (42 U.S.C. §§1981, 1983, 1985, et seq.); the Americans with Disabilities Act of 1990 (“ADA”); the Employment Retirement Income Security Act of 1974 (“ERISA”); the Fair Labor Standards and the Equal Pay Acts (“FLSA”); the Family and Medical Leave Act (“FMLA”); Age Discrimination in Employment Act (“ADEA”); Older Worker Benefit Protection Act (“OWBPA”); the Workers Adjustment and Retraining Notification Act (“WARN”); the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”); Occupational Health & Safety Act (“OSHA”); New York Human Rights Law; the West Virginia Human Rights Act; Massachusetts Wage Act; S.D. Codified Laws § 20-7-11; N.D. Cent. Code § 9-13-02; the California Fair Employment and Housing Act; the California Family Rights Act; California Labor Code section 201, et seq. and section 970, et seq.; the California Constitution; and any similar state or local or other applicable jurisdiction’s laws; claims relating to any rights under company policies or otherwise relating to compensation or benefits (including but not limited to sales commission); claims for damages of any kind and nature including compensatory, general, special or punitive; and/or claims for attorney’s fees and/or costs. This Release does not waive any right that cannot be waived by law.

1

Employee hereby represents and warrants that (s)he has not filed or reported any claims or complaints in any forum and that (s)he has not assigned to any third party or filed with any agency or court any claim released by this paragraph 2, except for any claims, reports or information filed with or provided to the Securities and Exchange Commission (the “SEC”) or other government agency or court confidentially pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Employee is not waiving any claim for workers’ compensation, although Employee acknowledges (s)he has not sustained a work-related injury or illness. Nothing in this Release prohibits Employee from filing a charge with the Equal Employment Opportunity Commission, National Labor Relations Board or a comparable state or local administrative agency related to Employee’s employment or separation of employment. Employee does forever waive his right to recover or receive any monetary damages, attorneys’ fees, back pay, reinstatement or injunctive relief from the Company and/or Releasees relating to any matter whatsoever up to the date of this Release. However, nothing in this Release (i) prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, Employee from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company, or (ii) to the extent required by law, prohibits or shall be construed to prohibit Employee from receiving a reward from the SEC or other applicable government agency pursuant to Section 21F of the Exchange Act or other applicable whistleblower or other law or regulation in connection therewith.

    3.    Consideration of Agreement by Employee.

(a)    The Company hereby advises Employee and Employee acknowledges that Employee has been so advised, to consult with an attorney before executing this Release.

(b)    Employee acknowledges that, before entering into this Release, Employee had twenty-one (21) calendar days after receipt of this Release (the “Consideration Period”) to consider this Release before signing it. Employee and the Company agree that no changes to this Release will re-start the Consideration Period. If Employee signs this Release, the date on which Employee signs the Release shall be the “Execution Date.” In the event Employee executes and returns this Release prior to the end of the Consideration Period, he acknowledges that his decision to do so was voluntary and that he had the opportunity to consider this Release for the entire Consideration Period.

(c)    The Parties agree that this Release will not become effective until seven (7) calendar days after the Execution Date and that Employee may, within seven (7) calendar days after the Execution Date, revoke the Release in its entirety by providing written notice to the Chairman of the Board at the Company. If written notice of revocation is not received by the Company by the 8th day after the execution of this Release, this Release will become effective and enforceable on that day (the “Effective Date”).

4.    Employee’s Representations and Warranties. By Employee’s signature below, Employee represents and warrants that: (i) Employee is not aware of any unpaid wages, vacation, bonuses, expense reimbursements, or other amounts owed to Employee by the Company; (ii) however, to the extent Employee is aware of any claims for unpaid wages, severance, benefits, bonuses, commissions, and other compensation of any kind, there is a bona fide dispute between the Parties regarding the fact of and amount of such claims; (iii) Employee is not aware of any violations by the Company of any applicable laws, including without limitation, the Sarbanes-Oxley Act of 2002, the Foreign Corrupt Practices Act, or any other state or federal laws, regulations, or ordinances applicable to Employee’s employment or to the Company’s financial operations and dealings; however, to the extent Employee has
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been aware of any violation(s), Employee has complied with all legally-mandated reporting requirements; (iv) Employee has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees. The Company’s obligations under the CIC Agreement are contingent upon Employee’s compliance with all terms and conditions provided for herein.
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THE PARTIES HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

FOX FACTORY HOLDING CORP.

Dated:	By:
Name:
Title:

EMPLOYEE

Dated:	Signature:

Name:

[Signature Page to Release]

EXHIBIT B

BENEFICIARY DESIGNATION

    In the event of my death, I hereby direct that any amount due to me under this Agreement to which this Beneficiary Designation is attached shall be paid to the person designated below (“Beneficiary”). If no Beneficiary shall be living to receive such assets they shall be paid to the administrator or executor of my estate.

____________________                         _____________________
Date                                    Name of Beneficiary

                                    _________________________
                                    Relationship to Employee